EXHIBIT 10.48A

Execution Copy

OPERATING AGREEMENT

OF

LFT MANUFACTURING, LLC

DATED: September 12, 2014

THE MEMBER INTERESTS OF LFT MANUFACTURING, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE OR SOLD, TRANSFERRED OR OTHERWISE ASSIGNED EXCEPT (i) UPON EFFECTIVE REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) UPON ACCEPTANCE BY THE COMPANY OF AN OPINION OF COUNSEL IN SUCH FORM AND BY SUCH COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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OPERATING AGREEMENT

OF

LFT MANUFACTURING LLC

This Operating Agreement is entered into effective as of August ________, 2014 by and between The Guitammer Company, an Ohio corporation (“Guitammer”), and IMI DIRECT LLC, an Ohio limited liability company (“IMI”).

WITNESSETH

WHEREAS, on August 13, 2014 the Articles of Organization for LFT Manufacturing LLC were filed with the Secretary of State of Ohio.

WHEREAS, Guitammer manufactures and sells ButtKicker® brand low frequency audio transducers, and IMI through its Affiliates has significant experience and contacts in international product supply relationships, marketing and other business functions; and

WHEREAS, Guitammer and IMI desire to jointly manufacture and distribute certain Guitammer products, and have determined to organize the Company for such purpose.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the Members agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

"Act" means the Ohio Limited Liability Company Act, Ohio Revised Code Chapter 1705, or any successor statute, as amended and in effect from time to time.

"Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)

Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(b)	Debit to such Capital Account the items described in sections 1.704- l(b)(2)(ii)(d)(4) (6) of the Regulations.

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The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of section 1.704-1(b) (2) (ii) (d) of the Regulations and shall be interpreted consistently therewith.

"Affiliate" means any individual, partnership, joint venture, trust, corporation or other form of enterprise which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Member. For purposes of the preceding sentence, "control,” “controlled by” and “under common control with” means possession, directly or indirectly, of the power to direct or cause direction of management and policies of an entity, whether through ownership of voting securities, membership, contract, voting trust or otherwise.

"Agreement" means this Operating Agreement as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

"Articles" of the Company means the Articles of Organization as filed with the Secretary of State of Ohio pursuant to the Act and as amended, modified, supplemented or restated from time to time, as the context requires.

"Capital Account" means a separate capital account maintained for each Member as set forth in Section 6.2.

"Capital Contribution" means the aggregate amount of cash or fair market value of property contributed by a Member to the Company from time to time.

"Change of Control" with respect to a Member means (i) a transfer or series of transfers which results in a change of beneficial ownership of 50% or more of the total voting power or ownership interests of the Member, (ii) the Member shall have merged into or consolidated with another entity, or merged another entity into the Member, on a basis whereby less than 50% of the total voting power or ownerships interests of the surviving entity is represented by interests held by the owners of the Member prior to such merger or consolidation, or (iii) the Member shall have sold substantially all of its assets to another Person.

"Code" means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder.

"Company" means LFT Manufacturing LLC.

"Company Minimum Gain" has the meaning set forth in section 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

"Economic Interest" means a Member’s share of the Company’s profits, losses and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members.

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"Fair Value" has the meaning set forth in Section 10.4

"Final Distribution Proceeds" means all cash and other property of the Company, if any, remaining for distribution to Members upon termination of the Company after (i) the payment of all liabilities of the Company and (ii) the funding of any reserves pursuant to Section 11.4.

"Fiscal Year" has the meaning set forth in Section 8.5.

“Licensed Technology” means the proprietary technology described in U.S. patent number 5,973,422 and U.S. patent application number 61/627,636 and No.61/932,991 and the proprietary technology, whether patented or not, relating to the manufacture of a low-frequency transducer which provides true subsonic or “infrasonic” sound reproduction and shaking, any housing that contains such transducer, and all specialized, novel or unique inventions, practices, knowledge, know-how and other trade secrets or scientific, technical, or engineering or proprietary information related to such transducer or its housing, including patterns, devices, tooling, molds, formulas, designs, methods, techniques, processes, or procedures, whether tangible or intangible, and whether or where or how stored, compiled or memorialized physically, electronically, graphically, photographically, or in writing.

"Liquidating Trustee" means the Manager(s) or Member(s) serving in such capacity upon dissolution of the Company as provided in Section 11.2.

"Manager" shall mean each individual appointed and serving in such capacity as provided in Article 5.

"Member" means each of the Persons who has executed this Agreement and each of the persons who may hereafter become additional Members or Substitute Members as provided in this Agreement.

"Member Nonrecourse Debt" has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

"Member Nonrecourse Deductions" has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

"Member Representative" means each individual appointed and serving in such capacity as provided in Section 4.6.

"Membership Interest" means a Member’s entire interest in the Company including such Member’s Economic Interest and such other rights and privileges that the Member may exercise as a Member under the Act and this Agreement.

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"Net Cash From Operations" means all cash, revenues and funds received by the Company from whatever source derived less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such operating, replacement or other reserves as the Managers deem reasonably necessary for the Company’s business. Net Cash From Operations shall not include Final Distribution Proceeds.

"Nonrecourse Deductions" has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

"Nonrecourse Liability" has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

"Percentage Interest" means with respect to each Member its percentage ownership interest in the Company as set forth on Exhibit A as amended from time to time.

"Person" means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

“Products” means the following Guitammer products and any additional products added at the sole discretion of Guitammer from time to time: BK-LFE, BK-Concert, BK-mini-LFE, BK-mini-Concert, BK-Advance, BK-Gamer and wireless ButtKicker Kit. Guitammer reserves the right to delete any products at any time in its sole discretion, provided a product may not be deleted and manufactured by another supplier without the written consent of the Company, which consent shall not be unreasonably withheld, unless: (i) that supplier is currently manufacturing that Product; or (ii) the Company is unable or unwilling to manufacture the Product according to Guitammer; or (iii) the Company is unable to manufacture the Product according to the pricing set forth in Section 5.10. In addition, “Products” also means other products and accessories used in conjunction with the Products including but not limited to amplifiers, speaker or signal wire inter-connects, isolators and other items designed or made for or by Guitammer using the Licensed Property.

"Profit" or "Loss" shall for any period mean the Company's taxable income or loss for purpose of Federal income taxation for such period (including all items of income, gain, loss or deduction even if required to be separately stated by section 703(a) of the Code) subject to the following adjustments:

(a) All Company income that is exempt from Federal income taxation (to the extent not included in the computation of the Company's taxable income or loss) shall be added;

(b) All Company expenditures that are not deductible or not properly chargeable to Capital Accounts for purpose of Federal income taxation pursuant to section 705(a)(2)(B) of the Code, or deemed section 705(a)(2)(B) expenditures pursuant to the Regulations under section 704(b) of the Code, (to the extent not included in the computation of the Partnership's taxable income or loss) shall be subtracted;

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(c) All items that are allocated under Section 7.20, 0, 0 or 0 shall be excluded;

(d) If the value of Company property has been restated in accordance with Section 6.20 or otherwise if the value of any Company property for purpose of the Members' Capital Accounts is different from the adjusted basis of the property for purpose of Federal income taxation, then in lieu of using the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such property in determining taxable income or loss for purpose of Federal income taxation, an adjusted amount shall be used in compliance with sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations which adjusted amount shall equal the amount of such depreciation, amortization or other cost recovery deduction for purpose of Federal income taxation multiplied by a fraction, the numerator of which is the value of such property for purpose of the members' Capital Accounts and the denominator of which is the adjusted basis of such property for purpose of Federal income taxation; and

(e) All income or loss is determined without regard to any election made by the partnership under section 743 of the Code.

"Property" means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company. All assets acquired with Company funds or in exchange for Property shall be Property of the Company.

"Regulations" or "Treasury Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Substitute Member" means any transferee of a Member's Membership Interest who is admitted as a Member in the Company pursuant to Article 10.

"Tax Matters Partner" or "TMP" shall mean the person so designated and serving in such capacity as provided in Section 8.3.

ARTICLE 2

FORMATION, ORGANIZATION AND TERM

2.1 Formation and Applicable Law.

The Members hereby form the Company pursuant to the provisions of the Act. The rights and obligations of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control to the extent permitted by the Act.

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2.2 Name.

The name of the Company is “LFT Manufacturing LLC.” The Company shall conduct business in such name or such other names as the Managers deem appropriate to comply with the law of any other jurisdictions in which the Company qualifies to do business or otherwise.

2.3 Principal Place of Business.

The principal place of business of the Company shall be 4645 Westerville Road, Columbus, Ohio 43231, or such other place or places as the Managers may from time to time designate by written notice to the Members.

2.4 Statutory Agent.

The Company's initial statutory agent in Ohio shall be as set forth in the Articles. The statutory agent may be changed at any time as the Managers deem appropriate by appropriate filing with the Secretary of State of Ohio.

2.5 Term.

The term of the Company shall be perpetual commencing on the date of filing of the Articles with the Secretary of State of Ohio, unless the Company is earlier terminated in accordance with the provisions of this Agreement or the Act.

2.6 Maintenance.

The Managers shall take any and all actions reasonably necessary to perfect and maintain the status of the Company in good standing as a limited liability company under the laws of the State of Ohio and the laws of any other states or jurisdictions in which the Company engages in business.

2.7 Partnership Status.

The Members intend that the Company shall be treated, and irrevocably consent to the treatment of the Company, as a partnership for federal and, to the extent permitted by applicable state law, state income tax purposes. Accordingly, this Agreement shall be construed in a manner that ensures the Company's classification as a partnership for federal and state income tax purposes at all times, and any provision of this Agreement that would have the effect of preventing the Company from being classified as a partnership for federal and state income tax purposes shall be null and void. The Managers shall take all actions, and execute, acknowledge and deliver all documents, which in the judgment of the Managers, or in the opinion of counsel satisfactory to the Managers, are necessary or desirable to obtain and/or maintain the Company's classification as a partnership for such purposes at all times.

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2.8 License of Licensed Technology.

Guitammer grants to the Company, for the Term, the non-assignable, non-exclusive royalty free right and license to the Licensed Technology to make the Products. The Licensed Technology may not be used by the Company for any other purpose including, without limitation, the manufacture of Products for any other party.

ARTICLE 3

BUSINESS PURPOSE

3.1 Purpose.

The business and purpose of the Company shall be to (a) engage in the manufacture of the Products and (b) conduct such other activities as may be necessary, advisable or convenient to the promotion or conduct of the business of the Company and which may be legally exercised by limited liability companies under the Act and in any jurisdiction in which the Company transacts business. The Company may form an additional joint venture or similar entity under the laws of the Republic of China, such entity to be governed in a manner similar to the governance of the Company as set forth in this Agreement. Until a joint venture is formed under Chinese law, IMI Asia may act as the nominee of the Company for certain purposes as agreed by the Members.

3.2 Restrictions on Activities.

(a) Except as otherwise expressly provided herein or in any separate agreements between the Members and/or their Affiliates, nothing contained in this Agreement shall be construed to prohibit any Member or any Affiliate from owning, operating, or investing in any other business, wherever located. Except as may be so provided, the Members and their Affiliates may engage in or possess an interest in other business ventures of any nature and description, independently or with others, and neither the Company nor the Members shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom. Guitammer acknowledges that Affiliates of IMI are engaged in other international supply chain businesses for the manufacture and distribution of products for third parties or for their own account.

(b) Notwithstanding the foregoing, neither IMI nor any Affiliate thereof shall, directly or indirectly, invest in, manage, or participate in any capacity, as an owner, creditor, employee, officer, consultant, supplier or otherwise, in the design, manufacture or sale of products competitive to the Products or any other products in the ButtKicker® line, or any other products or services that would, in Guitammer’s reasonable opinion be deemed competitive with any businesses Guitammer is engaged in, whether or not such products are manufactured by LFT Manufacturing LLC.

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3.3 Confidentiality.

Each Member recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, and the trade secrets and proprietary information of the Members, as they may exist from time to time, are valuable, special and unique assets of the Company's business and the businesses of the Members. Other than in the performance of duties on behalf of the Company as an employee, officer, Manager or Member, each Member and its Affiliates will not, during or after the time it is a Member of the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall any Member or Affiliate make use of any such property for its own purposes or for the benefit of any person (except the Company) or to the detriment of the Company under any circumstances during or after the time it is a Member of the Company. Each Member agrees to hold as the Company's property, or the Member’s property, as the case may be, all documentation and other data, and all copies thereof, whether in tangible, electronic, or other form in any way relating to the Company's business and affairs, and the business and affairs of the Members, whether made by it or otherwise coming into its possession, and on termination of its status as a Member, or on demand of the Company, at any time, to deliver the same to the Company.

3.4 Company’s Rights; Improvements to the Licensed Technology.

(a) Notwithstanding anything else in this Agreement, Guitammer retains the exclusive right, title and interest in and to the Licensed Technology. All use of the Licensed Technology by the Company shall inure to the benefit of Guitammer. Guitammer’s right, title and interest in and to the Licensed Technology specifically includes, but is not limited to, any and all improvements, modifications or design work made by the Company or IMI which are related to the Licensed Technology.

(b) Guitammer acknowledges that the Company has paid for and is the sole owner of the tooling and molds manufactured by the Company and to be used for the manufacturing of the Products.

(c) Any and all improvements and/or modifications to the Licensed Technology as now known or hereafter developed shall be considered to be owned by Guitammer, as part of the Licensed Technology under this Agreement and subject to the License set forth in Section 2.8 and granted herein.

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ARTICLE 4

MEMBERS

4.1 Members.

(a) The name and address of each Member shall be as set forth on Exhibit A attached hereto, as amended from time to time.

(b) No additional Members may be admitted to the Company except as expressly set forth herein.

4.2 No Individual Authority.

Each of the Members shall indemnify, defend and protect the others from any loss, liability, damage, cost and expense (including, without limitation, attorneys' reasonable fees and disbursements) incurred by the other by reason of the indemnifying Member's acts or omissions which are not authorized by the provisions of this Agreement and which the indemnifying Member committed or omitted in a manner not reasonably believed to be within the scope of its authority under this Agreement, or which constitute gross negligence, fraud or willful misconduct.

4.3 Manner of Acting; Meetings.

(a) The affirmative vote of all Members shall be the act of the Members, unless the vote of a lesser proportion is otherwise required by this Agreement.

(b) An annual meeting of the Members shall be held on a date and at a time and place as the Members shall reasonably agree. At the written request of any Member a special meeting shall be held at such date, time and place as shall be reasonably agreed upon by all Members. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company by all Members. Members may participate in any Members' meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

4.4 Expenses.

Each Member shall be reimbursed by the Company for all reasonable and necessary expenses directly incurred by it in the conduct of any Company business; provided that (i) the Member shall submit reasonable documentation with respect to such expenses, and (ii) the reimbursement (at least in concept and generally in amount) shall be approved in writing in advance by the Managers.

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4.5 Compensation.

Except as otherwise provided in this Agreement, no Member or Affiliate thereof shall be entitled to any salary, fee or other compensation from the Company, other than the sole exception of an Affiliate of IMI receiving warrants in Guitammer.

4.6 Member Representatives.

Each Member shall designate a Member Representative who shall have full and exclusive authority to represent the interests of the Member under this Agreement, to give any vote, approval or consent of such Member hereunder, and to bind the Member for all purposes hereof. Neither the Company nor any Member will be required to determine the authority of a Member Representative appointed pursuant to this Section. The Company and the Members may fully rely upon any action taken and direction given by a Member Representative as the action and direction of the appointing Member. The initial Member Representatives are identified on Exhibit B hereto. A Member may from time to time change the designation of its Member Representative by written notice to all Members.

4.7 Investment Representations.

Each Member hereby represents and warrants to, and agrees with, the other Member and the Company as follows:

(a) By reason of its business and financial experience, it is capable of evaluating the risks and merits of investment in its Membership Interest.

(b) It is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest.

(c) It acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under any applicable blue sky laws in reliance, in part, on its representations, warranties, and agreements herein.

(d) It understands that the Membership Interest is a "restricted security" under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely.

(e) It acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

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ARTICLE 5

MANAGEMENT

5.1 Board of Managers.

(a) The management of the Company's business shall be vested in a group of two (2) Managers appointed by the Members, who shall be styled the Company's Board of Managers (hereinafter the “Board”). The number of Managers and the composition of the Board may be altered from time to time by the unanimous vote of the Members.

(b) Each Member shall have the right to appoint one (1) Manager The Members hereby appoint the individuals identified on Exhibit C attached hereto to be the initial Managers.

(c) The Managers shall meet not less frequently than quarterly each year. A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

5.2 Authority and Power.

(a) Subject to the operating authority granted to the officers of the Company pursuant to Section 5.8, the Board shall have full right and authority to take all actions which it deems necessary, useful or appropriate for the exercise of the Company's powers and the management and conduct of the Company's business. No single Manager may bind the Company without obtaining the approval of the Board.

(b) The affirmative action or consent of the Managers shall be required with respect to any of the following matters:

(1) Any amendment of the Articles;

(2) Any amendment of this Agreement;

(3) Sale, exchange or other disposition of all or substantially all of the Company's assets;

(4) Material change in the business and purpose of the Company; (5) Termination of the Company;

(6) Admit any new or Substitute Member;

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(7) Entering in to any contractual or other obligation for capital expenditures or incurring or agreeing to incur any non-capital contractual or other obligations which are outside the normal course of business;

(8) File or acquiesce to the filing of voluntary or involuntary bankruptcy, insolvency, receivership, assignment for the benefit of creditors, or any other type of federal or state law debtor's proceedings that are not dismissed or removed within 60 days of their initiation;

(9) Confess a judgment against the Company;

(10) Accept additional Capital Contributions or borrow funds from third parties, Members or Affiliates;

(11) Approve any operating or capital budget (in the event that either an operating or capital budget is not approved by a majority vote of the Board, then the prior year's budget shall be the budget for the new year with increases in each item not to exceed an amount that the Board agrees upon after good faith discussions; if such good faith discussions do not resolve the issue, then such increase shall be four percent (4%) from the prior year);

(12) Approve or enter into employment agreements (other than for employment at will);

(13) Cause the Company to be a party to any merger, reorganization or exchange transaction;

(14) Approve distributions of Net Cash From Operations; or

5.3 Proceedings.

(a) General. Any action which may be authorized or taken by the Board may be taken either at a meeting of the Board pursuant to Section 5.3(b) or without a meeting by written consent pursuant to Section 5.3(c).

(b) Meetings. Meetings of the Board shall be held as may be called and held, and action authorized or taken thereat, from time to time as follows:

(1) Calling: Meetings of the Board may be called by any Manager.

(2) Place: The place of each meeting shall be the principal office of the Company or such other place as reasonably designated by the person calling the meeting.

(3) Notice: Written notice of the time and place of each meeting of the Board shall be given to each Manager either by personal delivery, or by mail, electronic mail (with proof of receipt) or fax at least 2 days before each meeting. Notice of a meeting of the Board need not state the purposes of the meeting.

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(4) Attendance: Attendance of any Manager at any meeting shall be by personal presence, or by personal participation by telephone or other communications equipment through which all participating can hear each other.

(5) Waiver: Any Manager may, either before or after any meeting, waive any notice required to be given of the time or place of, or actions to be considered at, such meeting, and any notice of any meeting shall not be required to be given to any Manager who is present at such meeting in person or by means of communications equipment.

(6) Quorum: All Managers shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting. However, if the meeting is held by telephone or other communications equipment at which all Managers participating can hear each other, such participation shall constitute presence at such meeting. In the absence of a quorum at any meeting of the Board, the meeting shall be adjourned from time to time until a quorum shall be present.

(7) Action: Except as otherwise provided in this Agreement, the unanimous consent of the Managers shall be the act of the Board.

(c) Written Consent. Any action that may be taken or authorized at a meeting may be taken by written consent in lieu of a meeting if notice of the taking or authorization of such action is given either by personal delivery, or by mail, telegram or fax and such action is approved or authorized in writing by a majority of Managers of the Board entitled to vote on such matter.

5.4 Removal of Manager.

Any Member may at any time remove any of the Managers appointed by it, with or without cause and such removal shall become effective on such date as may be specified by the Member in a notice delivered to the Managers and the other Member.

5.5 Resignation of Manager.

A Manager may resign from his position as a member of the Board at any time by written notice to the Members. Such resignation shall become effective as set forth in such notice.

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5.6 Vacancies.

Any vacancy occurring in the Board by reason of death, resignation or removal of a Manager shall be filled by the Member which appointed such Manager.

5.7 Expenses.

The Managers shall be reimbursed by the Company for all reasonable and necessary expenses directly incurred by them in the conduct of any Company business; provided that (i) the Managers shall submit reasonable documentation with respect to such expenses, and (ii) the reimbursement shall be approved in writing in advance by the Managers.

5.8 Officers.

(a) From time to time, the Board may, by unanimous vote, elect persons as officers of the Company. Subject to the provisions of any employment or other agreements between each such officer and the Company, each officer so elected shall serve in that capacity at the pleasure of the Board, and may be removed from such office by the Board at any time for any reason, with or without cause. The officers so elected by the Board shall have such powers, duties and responsibilities as would be customary for officers of corporations with corresponding titles and as otherwise may reasonably be assigned to them, from time to time, by the Board. The initial officers of the Company are identified on Exhibit D attached hereto.

(b) Full authority for day-to-day management actions and operating decisions in connection with the Business shall be vested in the officers who are employed full-time by the Company as identified on Exhibit D attached hereto; provided, that (i) such authority is subject to the limitations set forth in Section 5.2, and (ii) any such action or decision may be modified or overruled by majority vote of the Board.

5.9 Certain Provisions of the Act Superseded.

The provisions of this Agreement regarding the management of the Company are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding the management of a limited liability company.

5.10 Other Undertakings of Company.

(a) Unless otherwise agreed by the Members, the Company will sell the Products to Guitammer for a price equal to actual cost of manufacturing divided by 0.85, a gross margin of approximately 18%. Notwithstanding the foregoing sentence, the Company will always sell the Products for a price within two percent (2%) of the prices charged by manufacturers of similar products (e.g., audio speakers and amplifiers) in China, Vietnam, Malaysia or other Southeast Asia locations. Guitammer will have full access to the books and records of the Company to verify the actual cost of manufacturing. No adjustments to the purchase price based on a review of the Company’s books and records will be permitted later than six months after the date of shipping Products to Guitammer.

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(b) The Company will distribute the Products to Guitammer’s customers within China at no additional cost to Guitammer. The proceeds of sales to Guitammer’s customers within China will be the sole property of Guitammer and the Company shall have no claim to such revenue or any profit of Guitammer for sales within China.

(c) If Guitammer elects to discontinue or delete a Product, Guitammer shall purchase the entire completed inventory of such Product and all unused components and parts acquired by the Company, or which the Company became obligated to acquire for the Product(s) based on Guitammer’s written instructions such as forecasts, blanket Purchase Orders, Purchase Orders or similar documents, prior to the decision to discontinue or delete such Product.

(d) The Company shall retain all Value Added Tax (VAT) without affecting the price at which Products will be purchased from the Company by Guitammer.

ARTICLE 6

PERCENTAGE INTERESTS AND CAPITAL ACCOUNTS

6.1 Percentage Interests.

The Members shall have the Percentage Interests set forth on Exhibit A. Except as otherwise expressly provided in this Agreement or by agreement of the Members, the interest of each Member in the assets, liabilities, profits and losses of the Company shall equal its Percentage Interest.

6.2 Capital Accounts.

A separate Capital Account shall be maintained for each Member. No Member shall have any interest in the Capital Account of any other Member. Capital Accounts shall be determined and maintained on the same basis as Capital Accounts are determined and maintained by the Company for purpose of federal income taxation in accordance with section 1.704-1(b) of the Regulations. The Capital Account of each Member shall be:

(a) increased by:

(1) such Member's cash contributions;

(2) the fair market value of the property contributed by such Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to); and

(3) the amounts allocated to such Member for its share of the income or gain of the Company; and

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(b) decreased by:

(4) the amounts allocated to such Member for such Member's share of the Company's losses and deductions;

(5) the amount of money distributed to such Member by the Company (including, without limitation, the Priority Distribution and the return of all or any portion of such Member's Capital Contribution); and

(6) the fair market value of the property distributed to such Member by the Company (net of liabilities securing such contributed property that such Member is considered to assume or take subject to).

(c) Upon the events set forth in section 1.704-1(b)(2)(iv)(f) of the Regulations, the Members shall have the right to restate the value at which Company property is stated for purpose of the Members' Capital Accounts to equal the fair market value thereof. In the event the value of Company property is so restated, the Capital Account of each Member shall be adjusted as if an event terminating the Company had occurred where the Company had disposed of all Company property at its fair market value as of the date of the event giving rise to the restatement.

6.3 Capital Contributions.

(a) Guitammer - $1,000

(b) IMI - $1,000

6.4 No Liability for Return of Capital.

Members shall in no event be personally liable for the return of any Capital Contributions made by any of the Members, it being expressly agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

6.5 Additional Contributions.

No capital contributions in addition to those required pursuant to Section 6.3 shall be required of any Member.

6.6 No Interest on Contributions.

No Member shall receive any interest on its Capital Contributions.

6.7 No Withdrawal of Contributions.

The capital of the Company shall not be withdrawn except as expressly provided in this Agreement or otherwise agreed to by the Members, and no Member shall have the right to demand the return of any capital contribution or have priority over any other Member either as the return of capital contributions or as to any cash or other distributions by the Company.

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6.8 Guarantee Contribution Obligation.

Notwithstanding any provision of this Agreement to the contrary, in the event one or more of the Members or an Affiliate thereof (all such persons collectively referred to as the "Guarantors") is required to pay any amount pursuant to any obligation or liability incurred by such Guarantors relating to an express guarantee in connection with any indebtedness of the Company (the aggregate of any such payments by such persons, including reasonable attorney fees and other costs of defense incurred in connection therewith, are referred to as the "Guarantee Payments"), each of the other Members and its principals (as identified on Exhibit D attached hereto) shall assume and be responsible for the payment of such Member's (and such principal’s) pro rata share of any Guarantee Payments, and such payments hereunder shall be made promptly to the Guarantors as appropriate to give full effect to the intent of this provision. Any such Guarantee Payments shall be deemed a loan by the Guarantors which the other Member and its principals shall be obligated to repay (together with interest at the rate equal to the prime rate of interest as listed in the Wall Street Journal (Midwest Edition) as in effect from time to time). In addition to any other remedy at law, any distributions otherwise payable to any such Member under this Agreement shall be paid to the Guarantors to the extent such Member (or its principals) has failed to pay to the Guarantors any amounts due under this Section. The obligation of the Members under this Section 6.8 shall only apply to Company indebtedness which both Members agree to guarantee. If one Member voluntarily guarantees a debt of the Company, the other Member will not be liable under this Section 6.8 unless specifically agreed to in writing.

6.9 Loans.

(a) After execution of this Agreement, the Company shall borrow from IMI or an affiliate of IMI, and IMI or such affiliate of IMI, as the case may be, shall loan to the Company, the amount necessary to fund the startup of manufacture of the Products, including initial tooling, obtaining factory space, labor costs and similar expenses as needed to adequately fund the operations of the Company. The Members hereby agree that the interest rate on such loan shall be no greater than the prime rate of interest as defined in Section 6.8. To evidence its obligation to repay the loan, the Company shall execute and deliver to the lender a promissory note in form and substance agreed to by the Company and the lender. Such loan shall be repaid as set forth in Section 7.5 herein.

(b) Without limitation upon Section 6.9(a), any Member may, at any time, make a loan to the Company in any amount and on those terms upon which the Member and the Managers agree.

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ARTICLE 7

ALLOCATIONS AND DISTRIBUTIONS

7.1 Allocation of Profit or Loss.

Subject to this Article 7 and after giving effect to the special allocations in Section 7.2, the Profit or Loss of the Company for each Fiscal Year (or for such interim periods as the Managers shall deem appropriate) shall be allocated as follows:

(a) Any Profit shall be allocated among the Members in proportion to their Percentage Interests.

(b) Any Loss shall be allocated among the Members in proportion to their Percentage Interests.

7.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections l.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.20 is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provisions of this Article 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section l.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with section 1.704-2(i)(4) and l.704-2(j)(2) of the Regulations. This Section 7.20 is intended to comply with the minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

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(c) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated to each Member in accordance with its Percentage Interest.

(d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i) (1).

(d) Qualified Income Offset In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b) (2) (ii) (d) (4), section 1.704-1(b) (2) (ii) (d) (5), or section 1.704-1(b) (2) (ii) (d) (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for Article 7 have been tentatively made as if this Section 7.2(e) were not in the Agreement. The Special Allocation described in this Section 7.2(e) is intended to qualify as a "qualified income offset," as that term is used in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and construed in accordance therewith.

(e) Gross Income Allocation. In the event any Member has negative balance in its Adjusted Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(l) and l.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(f) shall be made only if and to the extent that such Member would have a negative balance in its Adjusted Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been made as if Section 7.2(e) hereof and this Section 7.2(f) were not in the Agreement.

(f) Loss Limitation. To the extent that all or any portion of a Loss allocated for any period pursuant to Section 7.1 causes or increase negative balance in any Member's Adjusted Capital Account, such Loss, or any portion thereof, shall be reallocated to any Members to the extent that such Member would not have a negative Adjusted Capital Account as a result of the allocation (in proportion to their Adjusted Capital Accounts) or, if no such Member exists then to the members in accordance with their Percentage Interests.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b) (2) (iv) (m) (2) or Regulations section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member(s) in accordance with their interests in the Company in the event that Regulations section 1.704-l(b)(2)(iv)(m)(2) applies, or the Member to whom such distribution was made in the event that Regulations section 1.704-1(b) (2) (iv) (m) (4) applies.

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7.3 Curative Allocations.

The allocations set forth in Section 7.2 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3. Therefore, notwithstanding any other provisions of this Article 7 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1. In exercising discretion under this Section 7.3, the Managers shall take into account future Regulatory Allocations under Sections 7.20 and 7.20 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.20 and 7.20.

7.4 Tax Allocations.

(a) The following rules shall apply for all Federal income tax allocations:

(1) All items of Company income, gain, loss and deduction shall be allocated to each Member Interest on the same basis as Profit and Loss, and items thereof, are allocated pursuant to Section 7.1 for the calendar year or period corresponding to such taxable year or other period, except for the items specifically allocable pursuant to Section 7.2.

(2) Notwithstanding anything to the contrary in Section 7.4(a)0, the items specially allocable pursuant to Section 7.2 shall be allocated as described in Section 7.2.

(3) In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value.

(4) In the event any Company asset is adjusted pursuant to Section 6.2 0, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value used to maintain Capital Accounts pursuant to Section 6.2 in the same manner as under Code Section 704(c) and the Regulations thereunder.

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(b) Allocations pursuant to this Section 7.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Loss, other items, or distributions pursuant to any provisions of this Agreement.

7.5 Distributions of Net Cash From Operations.

(a) From time to time (but not less often than within 90 days after the end of each calendar year) the Board shall determine the amount of Net Cash From Operations available for distributions to the Members. In making such determinations, the Board shall take into account reasonably anticipated needs of the business of the Company (including, without limitation, establishment of and additions to reserve accounts for obligations of the Company, for future capital expenditures by the Company and for any other purpose deemed by the Managers to be in the best interest of the Company). Any distributions to the Members must be approved by the affirmative vote of all Managers. Notwithstanding the foregoing, Net Cash From Operations will first be used to repay loans and advances from IMI or its Affiliates, which loans were made to fund startup expenses, including acquisition of tooling, labor costs and factory space to commence manufacture of the Products. The Members intend that approximately 50% of Net Cash From Operations will be retained by the Company and be reinvested in the Company business and the balance will be distributed to the Members.

(b) Notwithstanding the foregoing, on or before April 1 of each calendar year, the Company shall make distributions in respect of the Company's most recently ended tax year to each Member in an amount at least equal to the amount which is necessary to satisfy the highest federal, state, and local income taxes payable by any Member in respect of the Company's net taxable income for such tax year (the "Tax Distribution”). The Company shall retain the services of the outside accountant then being regularly used by the Company for tax purposes to assist in determining the amount of the Tax Distribution.

(c) Distributions of Net Cash From Operations as so determined by the Board shall be distributed among the Members in proportion to their Percentage Interests.

ARTICLE 8

BOOKS AND RECORDS, ACCOUNTING, TAX MATTERS, FISCAL YEAR

8.1 Maintenance of Books; Reports.

The Company shall maintain current and complete records of all transactions of the Company. Company records and accounts shall be maintained on an accrual basis in accordance with generally accepted accounting principles, applied on a consistent basis from year to year. The Company shall cause to be prepared on a monthly basis a report of the operating results for the immediately preceding month and shall submit the same to the Members within a reasonable time after the end of such month. The Company shall provide to the Members copies of all periodic budgets. Each Member (through its representatives) shall have the right to inspect and examine the books, records, files, securities and other documents of the Company at all reasonable times, upon reasonable prior notice.

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8.2 Certain Tax Reporting Policies.

The Company shall be treated and shall file its tax returns as a partnership for federal, state and local income tax and other tax purposes. The Company shall prepare or cause to be prepared, on an accrual basis, all federal, state and local tax returns required to be filed by or for the Company.

8.3 Tax Matters Partner.

IMI is hereby designated as the Tax Matters "Partner" ("TMP") with respect to operations conducted by the Company. The TMP shall also be the tax matter partner (or its equivalent) under all applicable state and local laws. The TMP shall comply with the requirements of sections 6221 through 6232 of the Code and shall have the right to settle, compromise or take all actions which it deems necessary or appropriate in furtherance of its obligations hereunder.

8.4 Withholding.

The Company shall comply with all withholding requirements which may be imposed by the Code at any time. Any amounts of a Member required to be withheld shall be withheld from amounts otherwise distributable to such Member hereunder and such amounts shall be treated as having been received by such Member under this Agreement.

8.5 Fiscal Year.

The Fiscal Year of the Company shall be the calendar year.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Dispute Resolution.

Any dispute or failure to agree arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 9.1.

(a) Negotiation Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Members through executives of the Members who are at the highest level of management. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) calendar days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of each party's position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) calendar days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

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(b) Mediation. After unsuccessful termination of the informal conciliation and dispute resolution procedures described above, any Member may require that any controversy be submitted to mediation within thirty (30) calendar days following such termination. The mediation shall be held in Columbus, Ohio or elsewhere as the Members shall agree, and by such mediator as the Members shall agree. The Company shall pay all expenses directly related to the mediation procedure, except that each Member shall be solely responsible for any and all fees for outside advisors or legal counsel retained by or on behalf of such Member and for expenses incurred by it in conjunction with its representation at the mediation hearings, and shall hold the Company harmless from such fees and expenses. Following the mediation hearing(s), the mediator shall issue a written determination addressing the following:

(1) With respect to any dispute, the mediator shall consider the positions of the parties and shall recommend to the parties a course of action to resolve the matter. The parties shall then make a good faith effort to adopt the mediator's findings; provided, however the mediators’ recommendations shall not be binding on either party.

(2) If (but only if), after the considerations required by the preceding subparagraph including the good faith efforts of the parties, the mediator shall determine that there is no mutually acceptable course of action to resolve the dispute, and that such dispute cannot be resolved without a dissolution of the Company, the mediator shall issue his determination, and

(i) the party defending the mediation shall, in good faith, within seven (7) calendar days of receipt of the determination, deliver to the other party a final settlement proposal, and

(ii) the other party shall, in good faith, respond to the final settlement proposal within seven (7) days of receipt thereof.

(c) Provisional Remedies. Notwithstanding the foregoing, a party, without prejudice to the above procedure, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedure specified in this Section 9.1.

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(d) Member Deadlock. If, during the term of this Agreement, the Company has a deadlock (defined for purposes of this Agreement as existing whenever a resolution subject to majority voting approval by the Members or Managers has been formally submitted to a vote three (3) times within a period of six (6) weeks, and has not secured a majority vote), the matter shall be submitted to mediation as set forth in Section 9.1(b) of this Agreement. If the deadlock is not resolved by the Members through mediation, either Member may elect to dissolve the Company in which case the Company shall be dissolved as provided in Article 11.

(e) Performance to Continue. Each party is required to continue to perform is obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

ARTICLE 10

WITHDRAWALAND TRANSFERS

10.1 Events and Effects of Withdrawal of a Member.

(a) A Person shall cease to be a Member, shall be deemed to have resigned as a Member and, so long as such Member has not transferred all of its interest in the Company, thereafter shall be deemed an assignee of a Member's Economic Interest without any right to participate in the management of the business and affairs of the Company, upon the happening of any of the following:

(1) The resignation from the Company of such Member by written notice to all Members specifying a date of resignation which is not less than thirty (30) days from the date of mailing of such notice;

(2) Such Member: (A) making an assignment for the benefit of creditors; (B) filing a voluntary petition in bankruptcy; (C) being adjudicated a bankrupt or insolvent; (D) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (E) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of this nature; or (F) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member's properties;

(3) One hundred twenty (120) days elapse after the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, and the proceeding has not been dismissed, or if within ninety (90) days after the appointment without his consent or acquiescence of a trustee, receiver, or liquidator of such Member or of all or any substantial part of a Member's properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

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(4) In the case of a Member that is a limited liability company or a partnership, the dissolution and commencement of a winding up of such company or partnership;

(5) In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(6) The direct or indirect transfer of all or any portion of the Membership Interest in the Company held by such Member other than as expressly permitted by the terms of this Agreement.

(b) Notwithstanding the foregoing, the assignment of Membership Interest shall not constitute an event of resignation if the assignee is admitted as a Substitute Member in accordance with the terms of this Agreement.

(c) Following the resignation of a Member, the remaining Member shall have the right to elect to continue the business of the Company, and any Member who shall have resigned in violation of the terms hereof shall not be entitled to receive from the Company the fair value of its interest in the Company, anything in the Act, including Section 1705.12 thereof, to the contrary notwithstanding.

10.2 Limitations on Transferability.

No Member shall withdraw from the Company prior to the dissolution and winding up thereof. No Member shall transfer, sell, assign, pledge, hypothecate or otherwise dispose of its interest in the Company or any part thereof without the consent of the Managers. Any actual, purported or attempted transfer, sale, assignment or other disposition in violation of this Agreement, shall be void and of no effect.

10.3 Transfers of Interests.

In the event that any Member shall transfer or purport to transfer all or part of its Membership Interest in the Company to any Person, no such transfer or purported transfer shall be effective (i) if it is in violation of this Agreement or (ii) unless and until (x) the transferee agrees in writing, in form and substance reasonably satisfactory to the Managers to (1) assume and be bound by all the obligations of the transferor and (2) be subject to all the restrictions to which the transferor is subject under the terms of this Agreement; (y) the transferee executes and delivers any other documents or filings required to be made in order to reflect such transfer; and (z) there shall have been delivered to the Company:

(a) evidence reasonably satisfactory to the Managers of the authority of the transferee to become a Member and to be bound by all of the terms and conditions of this Agreement;

(b) such other documents or instruments as may reasonably be required in order to effect the admission of the transferee as a Member under this Agreement;

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(c) evidence reasonably satisfactory to the Managers that such transfer (1) would not violate any Federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions, and any other governmental authorities with jurisdiction over such disposition, (2) would not materially jeopardize the Company's classification for Federal income tax purposes as a partnership, (3) would not affect the Company's existence as a limited liability company under the Act, and (4) would not constitute an event of default under the terms of any bank indebtedness of the Company; and

(d) All reasonable costs and expenses incurred by the Company in connection with the transfer of an interest in the Company, including any legal expenses or filing fees, shall be paid by the transferor (or if not paid by the transferor, then by the transferee).

10.4 Change of Control.

(a) Upon a Change of Control with respect to a Member, the other Member ("Purchasing Member") shall have the option to purchase the entire Membership Interest of the Member which has experienced the Change in Control ("Selling Member"). The right to exercise such option shall be triggered by written notice delivered to the Selling Member (or its successor or representative), within one hundred (120) calendar days after the Purchasing Member has received actual knowledge or notice of the Change of Control. The purchase price for the Membership Interest shall be equal to the Fair Value thereof as determined by agreement of the Members, or in the absence of agreement by appraisal in the manner set forth herein.

(b) Each Member shall, within twenty (20) calendar days after any Member shall so request by written notice to the other Member, appoint an appraiser having at least ten (10) years’ experience in appraising closely-held manufacturing companies in the State of Ohio. In the event that either Member does not appoint an appraiser within such time period, the sole appointed appraiser shall make the determination as to Fair Value. The appraisers shall determine Fair Value of the Membership Interest within thirty (30) calendar days of appointment. If the higher appraised value does not exceed the lower appraised one by more than ten percent, the Fair Value shall be the average of the two appraised values. If the excess is greater than ten percent (10%), then the two appraisers shall jointly designate a third appraiser, or if they are unable to agree then the Delaware County Probate Court (or other court of competent jurisdiction) shall be petitioned to designate the third appraiser. Such third appraiser shall determine the Fair Value of the Membership Interest within thirty (30) calendar days of appointment. Upon determination of Fair Value by the third appraiser, the third appraiser shall give written notice of such value to the Members. Upon receipt of the third appraisal, the Fair Value shall be the average of the two closest of the three appraisals. The determination of Fair Value shall be conclusive and binding upon all of the parties.

(c) Each Member shall pay the fees and expenses of the appraiser appointed by it, and the fees and expenses of the third appraiser shall be divided equally between the Members. The Members acknowledge and agree that time is of the essence with respect to the determination of Fair Value hereunder. Each Member agrees to promptly pay all amounts which are to be paid to the appraisers and to do all other commercially reasonable acts and deeds to expedite such determinations.

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(d) The valuation date for determination of the Fair Value of the Interest shall be the first day of the month following the date of the Change of Control.

(d) Closing of the sale shall occur at the principal office of the Company at 10:00 a.m. on the first Tuesday of the month following the determination of the Fair Value.

(e) The purchase price shall be payable in three (3) installments with the first due at closing and the subsequent payments due upon the second and third anniversary of the date of closing, together with interest at the "prime rate" as published in The Wall Street Journal (Midwest Edition) on the date of closing.

(f) At the closing, payment of initial installment of the purchase price shall be delivered in exchange for delivery of an assignment instrument reasonably evidencing the transfer of the Membership Interest being purchased. The Membership Interest shall be assigned free and clear of any claim or encumbrance.

(g) Upon the closing of any purchase and sale, the Company and the Purchasing Member shall execute an agreement pursuant to which the Company and the Purchasing Member agree to indemnify and hold harmless the Selling Member from and against any and all claims, demands, charges, losses, damages, liabilities and obligations arising from the operation of the Company after the consummation of such purchase. Furthermore, a condition to the closing shall be the extinguishment of any personal obligation or guaranty of such Member and all of its Affiliates with respect to Company obligations and the Guarantee Contribution Obligation under Section 6.8 of this Agreement.

(h) In the event the Purchasing Member determines that it cannot or does not desire to proceed with the purchase following determination of Fair Value, it shall pay all expenses reasonably incurred by the Selling Member hereunder.

(i) If the Membership Interest of a Member is purchased pursuant to this Section 10.4, such Member and its Affiliates shall no longer be bound by the provisions of Section 3.2(b), but shall continue to be bound by the provisions of Section 3.3.

(j) For a period of no less than twelve (12) months after a Change in Control described in this Article 10, the Purchasing Member shall cause the Company to continue to manufacture the Products in accordance with the terms and conditions of this Agreement.

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ARTICLE 11

DISSOLUTION

11.1 Events of Dissolution.

The Company will be dissolved and its affairs wound up upon the happening of the first to occur of the following:

(a) At a time agreed in writing by all Members;

(b) The sale or other disposition of all or substantially all of the Company's assets; or

(c) The resignation (as determined pursuant to Section 10.1) of a Member unless the remaining Member(s) elect to continue the business of the Company within ninety (90) calendar days following notice of such resignation, as provided in Section 10.1.

(d) The election of a Member to dissolve the Company in the event of an unresolved Member deadlock as described in Section 9.1(d) of this Agreement.

11.2 Winding Up.

Upon dissolution of the Company, the Managers or, if none, the remaining Member, shall be the Liquidating Trustee, with authority to wind up the Company and its business and cause the Company's assets to be sold and the proceeds of sale distributed as provided in this Article 11.

11.3 Distributions of Net Cash From Operations.

Upon the dissolution of the Company for any reason, during the period of liquidation and until termination of the Company, the Members shall continue to receive distribution of Net Cash From Operations and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

11.4 Final Distribution Proceeds.

The net proceeds from (x) any transaction resulting in the termination and liquidation of the Company, and (y) the liquidation of any remaining assets, shall be applied and distributed in the following order of priority:

(a) to the payment of (i) debts and liabilities of the Company (including Affiliate Loans) and (ii) expenses of liquidation;

(b) then to the setting up of any reserves which the Liquidating Trustee may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members, arising out of or in connection with the Company. Said reserves may be paid over by the Company to a bank or trust company acceptable to the Liquidating Trustee, as escrow agent, to be held by it or them for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Trustee shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided;

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(c) then in accordance with Section 7.5(a); and

(d) then to the Members in proportion to the positive balances of the Capital Accounts of the Members after giving effect to the provisions of Section 11.5.

11.5 Capital Account Balances.

For purposes of Section 11.4, the balance of each Member's Capital Account shall be determined after allocating all Profit and Loss for the Fiscal Year of the Company in which the termination and liquidation of the Company shall occur, and after taking account of all distributions of Net Cash From Operations for such Fiscal Year, other than distributions to be made pursuant to Section 11.40.

ARTICLE 12

LIABILITY AND INDEMNIFICATION

12.1 Limited Liability.

The Members shall not be bound by, or be personally liable for the expenses, liabilities or obligations of the Company, except to (i) the extent of their Capital Contributions, (ii) the extent required under the Act, and (iii) the extent required under Section 6.8 of this Agreement.

12.2 Indemnification.

(a) The Company shall, to the fullest extent permitted under the Act and other applicable law, indemnify any Person who is a party, or is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because such person is or was a Manager, Member, partner, officer, employee or agent of the Company, is or was serving at the request of the Company as a manager, director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or is an employee of a Member or an Affiliate of a Member, against costs, claims, damages, losses, judgments, fines and expenses (including without limitation, reasonable attorneys' fees) actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person's act or omission giving rise to any claim for indemnification under this Section 12.2 was not occasioned by such Person's fraud, willful misconduct, gross negligence or intent to cause injury to the Company or by such Person's reckless disregard for the best interests of the Company, and in respect of any criminal action or proceeding, such Person had no reasonable basis to believes such Person's conduct was unlawful. Notwithstanding the foregoing, the Company shall not indemnify a Member in respect of a dispute among the Members arising out of this Agreement.

(b) The Company shall pay or reimburse each person entitled to indemnification pursuant to this Section for any and all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement which actually and reasonably were incurred in connection with the action, suit, or proceeding. The Company shall, to the extent possible, enter into an agreement with the indemnified person to make such payment or reimbursement as such amounts are incurred even if in advance of the final disposition of an action, suit, or proceeding.

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(c) Any person entitled to indemnification under this Section 12.2 shall remain entitled to such indemnification as long as the Company exists even though such person ceases or has ceased to be a Member, Manager, officer, employee, or agent of the Company. The rights of any such indemnified person to indemnity under this Section shall inure to the benefit of such person’s successors, assigns, heirs, executors, and administrators.

(d) Each Member agrees to indemnify, defend and hold harmless the Company and the other Members from and against any liability, loss, damage or expense, including but not limited to, interest, penalties and reasonable attorneys' fees arising out of or resulting from any material misrepresentation or breach of any material representation, warranty or covenant made by the Member pursuant to this Agreement or any noncompliance by the Member with any covenants, agreements or undertakings of the Member contained in or made pursuant to this Agreement.

12.3 Validity of Transactions.

No contract, action, or transaction with respect to the Company shall be void or voidable because of any financial or personal interest of any one or more of its Managers, or officers, or any other person in which one or more of its members, managers, or officers are Managers, directors, trustees, or officers or have a financial or personal interest, or because one or more interested Members, Directors, managers, or officers participate in or vote at the meeting that authorizes the contract as long as (a) the material facts regarding the financial or personal interest are disclosed to or otherwise known by the person or persons authorizing approving such contract, action or transaction with respect to the Company or (b) the contract, action, or transaction is fair to the Company as of the time it is authorized or approved.

ARTICLE 13

NOTICES

Any notice, payment, demand or communication required or permitted to be given hereunder shall be deemed to have been given when delivered personally to the party to be notified or when deposited in the United States mail, postage and charges prepaid, addressed as follows:

(a) if to the Company, addressed to the Company's principal office; and

(b) if to a Member or Manager, addressed to such Member's or Manager's address for purposes of notice which is contained in the Company's books and records.

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ARTICLE 14

MISCELLANEOUS

14.1 Further Assurances.

In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

14.2 Estoppel Certificates.

Each Member shall at any time and from time to time upon not less than twenty (20) days' prior written notice from another execute, acknowledge, and send to the other a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether any Member is in default in keeping, observing or performing any of the terms contained in this Agreement, and if any Member is in default, specifying each such default (limited, with respect to the other Member's defaults, to those defaults of which the certifying Member has knowledge).

14.3 Entire Agreement.

This instrument and the agreements referenced herein contain all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the subject matter of this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

14.4 References to this Agreement.

Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

14.5 Headings.

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.6 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted successors and assigns.

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14.7 Counterparts.

This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.8 Third Parties.

The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and (subject to the provisions of Article 10) their respective permitted successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

14.9 Severability.

If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

14.10 Applicable Laws.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

14.11 Waiver.

No consent or waiver, either expressed or implied, by any Member to or of any breach or default by any other Member, in the performance by such other Member of its obligations under this Agreement, shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member under this Agreement. Failure on the part of any Member to complain or to pursue complaints with respect to any acts or failure to act of any other Member, or failure on the part of any Member to declare any other Member in default, irrespective of how long such default continues, shall not constitute a waiver by such Member of its rights and remedies under this Agreement or otherwise at law or in equity. No waiver shall be effective unless contained in a writing signed by the Member to be charged thereby.

14.12 Gender.

Whenever the context shall so require, all terms herein in any gender shall be deemed to include masculine, feminine, or neuter gender, and all singular words shall include the plural, and all plural words shall include the singular.

14.13 Non-Exclusive Remedies.

Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every such remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. It is expressly agreed that the remedy at law for breach by any of the parties for its obligations hereunder may be inadequate in view of the complexities and uncertainties in measuring the actual damages which would be sustained by reason of either party's failure to comply fully with each of such obligations. Accordingly, the obligations of each party hereunder are expressly made enforceable by specific performance, except as otherwise specifically provided herein.

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14.14 Exhibits.

All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit, attachment, annex or addendum had been included herein in full.

14.15 General Representations.

Each of the Members represents and warrants to the other Member that as of the date of this Agreement (a) the execution, delivery and performance of this Agreement and all related documents has been duly and validly authorized by all necessary corporate action, (b) this Agreement is a legal, valid and binding obligation of such Member, enforceable in accordance with its terms and conditions, subject only to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, (c) it is a legal entity duly organized, existing and in good standing under the laws of its jurisdiction of formation, and has all necessary power and authority to own its property and carry on its business as presently conducted (including in the manner contemplated by this Agreement) and is duly qualified to do business and is in good standing in all jurisdictions which the ownership or use of its property or its activities presently make such qualification necessary, (d) all authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies and all other persons or entities to permit it to execute and deliver, and to perform its obligations under, this Agreement have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and (e) its interest in the Company has not been pledged, hypothecated or otherwise encumbered.

14.16 Jury Trial.

THE PARTIES HERETO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY AND ALL ACTIONS, SUITS OR OTHER PROCEEDINGS THAT MAY BE BROUGHT BY ANY OF THEM HEREUNDER OR IN CONNECTION HEREWITH.

14.17 Jurisdiction.

Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Delaware County or Franklin County, Ohio in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

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14.18 No Interest in Company Property; Waiver of Action for Partition.

No Member or assignee thereof has any interest in specific property of the Company. Without limiting the foregoing, each Member and its assignees irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

14.19 Language.

The language used in this Agreement shall be deemed to be the language chosen by the Members to express thei r mutual intent, and no rule of strict construction shall be applied against any Member.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

GUITAMMER IMI		IMI

The Guitammer Company		IMI DIRECT LLC

By:		By:
Name:	Mark A. Luden	George M Anasis, Sole Member
Its:	President/CEO

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EXHIBITA

MEMBERS; CAPITAL CONTRIBUTIONS;

PERCENTAGE INTERESTS

Name and Address	Initial Capital Contribution	Percentage Interest
The Guitammer Company	$1,000	50%
6117 Maxtown Rd. Westerville, OH 430825

IMI DIRECT LLC
4645 Westerville Rd.
Columbus, OH 43231	$1,000	50%

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EXHIBITB

MEMBER REPRESENTATIVES

(Section 4.6)

Guitammer –	Mark A. Luden c/o The Guitammer Company 6117 Maxtown Rd. Westerville, OH 43082 Phone: Fax: Email: mark@guitammer.com

IMI-	George M. Anasis c/o IMI DIRECT LLC 4645 Westerville Rd. Columbus, OH 43081 Phone: 740-815-2131 Fax: 614-839-2501 Email: ganasis@i-m-i-international.com

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EXHIBITC

MANAGERS AND OFFICERS

(Sections 5.1 and 5.8)

The initial Managers of the Company shall be:

Guitammer Appointee:	Mark A. Luden

IMI Appointee:	George M. Anasis

The initial officers of the Company and their titles shall be:

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EXHIBITD

PRINCIPALS OF MEMBERS

(Section 6.8)

Guitammer	Mark A. Luden

IMI	George M. Anasis